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                       Securities and Exchange Commission

                            Washington, D.C.  20549


                                   __________



                                APPLICATION FOR
                 WITHDRAWAL OF FORM S-1 REGISTRATION STATEMENT
                               FILE NO. 33-90532
                          PURSUANT TO RULE 477 OF THE
                             SECURITIES ACT OF 1933





                      SPATIALIZER AUDIO LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)




           Delaware                             3698                              95-4484725
 (State or other jurisdiction          (Primary Standard Industrial            (I.R.S. Employer
of incorporation or organization)      Classification Code Number)            Identification Number)



     20700 Ventura Boulevard, Suite 134, Woodland Hills, California  91364
             (Address of registrant's principal executive offices)



                 Application is hereby made by Spatializer Audio Laboratories, Inc., a Delaware corporation (the "Registrant"), to withdraw Registrant's Form S-1 Registration Statement, Registration No. 33-90532, because Registrant has filed its Form S-3 Registration Statement, Registration No. 333-12035 which registers the same securities and provides current information with respect thereto. The Registrant requests that the withdrawal of its Form S-1 Registration Statement occur simultaneously with the effectiveness of its Form S-3 Registration Statement or as soon thereafter as is reasonably practicable.
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                                   SIGNATURE


                 Pursuant to the requirements of Rule 477 of the rules promulgated under the Securities Act of 1933, as amended, Registrant has duly caused this Application for Withdrawal of Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized on November 15, 1996.




                                       SPATIALIZER AUDIO LABORATORIES, INC.


                                       By:  /s/  STEVEN D. GERSHICK
                                          ------------------------------------
                                          Steven D. Gershick
                                          President and Chief Executive Officer






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